
@chat
blockchain
technology

Corporate Overview
Initial Public Offering

August 2021

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-257688

Cautionary Statements

This presentation has been prepared by DatChat, Inc. (the "Company") solely for informational purposes based on its own information, as well as information from public sources. This presentation has been prepared to assist interested parties in making their own evaluation of the Company and does not propose to contain all of the information that may be relevant. In all cases, interested parties should conduct their own investigation and analysis of the Company and the data set forth in the presentation and any other information provided by or on behalf of the Company. This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities of the Company by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the securities of the Company or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

Except as otherwise indicated, this presentation speaks as of the date hereof. The delivery of this presentation shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company after the date hereof.

Certain of the information contained herein may be derived from information provided by industry sources. The Company believes that such information is accurate and that the sources from which it has been obtained are reliable. The Company cannot guarantee the accuracy of such information and has not independently verified such information.

This presentation contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believe," "estimate," "project," "anticipate," "expect," "seek," "predict," "continue," "possible," "intend," "may," "might," "will," "could," would" or "should" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our product candidates, clinical development pathway, research, commercialization objectives, prospects, strategies and the industry in which we operate. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this presentation may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. A number of important factors could cause our actual results to differ materially from those indicated in these forward-looking statements, including the following: risk factors described under the heading "Risk Factors" in the Company's registration statement on Form S-1, filed with the Securities and Exchange Commission (File No. 333-257688).

The issuer has filed a registration statement on Form S-1 (including a prospectus), which is preliminary and subject to completion, with the Securities and Exchange Commission for the offering to which this presentation relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the issuer has filed with the Securities and Exchange Commission carefully and in their entirety for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, or any underwriter or dealer participating in the offering, will arrange to send you the prospectus if you request it by contacting EF Hutton, division of Benchmark Investments, LLC by email at syndicate@efhuttongroup.com, or by telephone at (212) 404-7002.

Offering Summary

Issuer:	DatChat, Inc.
Proposed Tickers / Exchange:	DATS, DATSW / Nasdaq Capital Market
Offering Type:	Firm Commitment Underwritten Initial Public Offering
Securities Issued:	Common Stock and Warrants
Gross Offering Proceeds:	Up to $14.7 million
Over-Allotment:	15%
Estimated Offering Price Range:	$4.15 - $5.15 per share of common stock and accompanying warrant
Pre-Money Shares Outstanding:	13.4 million*
Anticipated Use of Proceeds:	Product development, marketing and working capital and general corporate purposes
Book-Running Managers:	EF Hutton, division of Benchmark Investments, LLC; US Tiger Securities, Inc.
Expected Close:	Q3 2021

*1-for-2 reverse stock split as of July 28, 2021
Source: Company filing data

Investment Highlights

- One of the first encrypted social and messaging platform
- Management and development team with extensive experience in application based technologies
- Advantages of Blockchain to create a trusted and reliable network
- Proprietary technology
- Easy to scale and manage the DatChat platform for a large user base
- Fast growing cyber security and privacy industry expected to reach $190 billion per year by 2028[1]

1. Source: Grandview Research, Inc.

Recent and Upcoming Milestones

May 2021

Launched app store marketing for iOS & Google Play Stores


Instagram
App Store
Camera

Aug. 2021

New monetization of DatChat via in-app purchases

Launch social media influencer campaign and public relations campaign

Sept. 2021

Launch online dating marketing campaign

Launch paid desktop versions for Windows and Mac


MESSAGING
DatChat
EMAIL

Q4 2021

Launch world's first communication based Blockchain for consumers and enterprise clients

About DatChat

- Currently, social media & messaging are creating new privacy & security risks for businesses, civilian & military agencies
- Users have a right to privacy, both in real life and on social media
- Proprietary cyber-security & Blockchain technology* that focuses on security risks that are created by both external and internal social media & messaging
- Patented encryption technology allows users and administrators to control information after it has been shared or posted


"I believe the future of
communication will increasingly shift to
private encrypted services where
people can be confident what
they say to each other
stays secure and their
messages and content
won't stick around forever."
Mark Zuckerberg
hubspot

*DatChat's Blockchain technology is not associated with cryptocurrency

Flagship Product: DatChat Messenger

DatChat Messenger, with advanced privacy controls for users engaged in both individual and group messaging, provides its users enhanced control over their messages before and after they are sent

Extensive User Ability to Limit Message Availability to Recipients

- Users can control the amount of views or time a message they send is available to the recipient or recipients in a group message

User Control over Sent Messages

- Users may unilaterally delete messages off a recipient's device
- Users may also unilaterally delete or "Nuke" entire conversations off a recipient's device

Anti-Screenshot Protection

- DatChat Messenger utilizes patent pending technology to give users who send messages the option to limit the recipient's ability to screenshot and save the contents of the message
- If a recipient can take a screenshot, it comes in as a blank image, the sender is notified, and the post automatically disappears for that user

Message Encryption

- Messages sent via DatChat Messenger are encrypted with AES256, and RSA is utilized for sending the key to open the message

Innovating Blockchain for Social & Messaging Applications

Proprietary Technology focused on Personal Privacy, Security, Communication & Digital Rights Management

- Developing a Micro-Blockchain to create trusted and reliable peer-to-peer connections
- DatChat Micro-Blockchain ensures trust that you are connecting to the right user
- Ensures the security of those connections
- Reliability that data is delivered when and where it is supposed to be
- Multi-tiered encryption options
- Additional Micro-Blockchain uses: personal social networks, private message boards, family archive, photo sharing, document sharing



DatChat
Decentralized Messaging Economy
Messaging & Social Layer
Digital Rights Management
Messaging & Content Delivery
DatChat Blockchain
Ephemeral Micro-Blockchain
Immutable



MESSAGING
FINANCIAL TRANSACTIONS
FILE STORAGE
DatChat
Personal Privacy Platform
EMAIL

Enterprise Technology Advantages


User
Full control after hitting send, submit, or post
Messages only last as long as you allow with self-destruct mode
Prevent screenshots
Easy to use and scalable
Patented technology to allow forwarding with permission upon request
Create private & encrypted social networks
Administrator
Full control of posts and messages after being sent
Robust archiving
Ability to screenshot user content
Closed encrypted environment w/ admin permissions
Ability to adjust encryption levels for user groups
Encrypted messaging and notifications broadcasting for all users

Industry Opportunity

- Recent controversy surrounding censorship is creating a unique opportunity for DatChat to grow exponentially
- In addition to the 1.3 million new social media users a day across all platforms, a large portion of the 4.2 billion existing users and 2.7 billion messenger app users are now up for grabs[1]
- Creating a safe space for privacy creates a place where we can chat and share with our friends the way we do face-to-face, in real life
- In a time when you can lose your job for liking the wrong meme, DatChat protects our privacy and data protection rights


JAN 2021
SOCIAL MEDIA USE AROUND THE WORLD
TOTAL NUMBER OF ACTIVE SOCIAL MEDIA USERS*
SOCIAL MEDIA USERS AS A PERCENTAGE OF THE GLOBAL POPULATION
ANNUAL CHANGE IN THE NUMBER OF GLOBAL SOCIAL MEDIA USERS
TOTAL NUMBER OF SOCIAL MEDIA USERS ACCESSING VIA MOBILE PHONES
PERCENTAGE OF TOTAL SOCIAL MEDIA USERS ACCESSING VIA MOBILE
4.20
BILLION
53.6%
+13.2%
+490 MILLION
4.15
BILLION
98.8%
we are social
Hootsuite


Most popular global mobile messenger apps as of January 2021, based on number of monthly active users (in millions)
617
600
498

1. Source: eMarketer

Capitalization, Use of Proceeds, and Marketing Plan

- ✓ Target ~4.2 billion existing social media users across all existing social media platforms
- ✓ Use key social influencer (non-celebrity) bloggers and podcasters that are relevant to privacy and cyber-security
- ✓ Aggressive platform & corporate PR campaign to build awareness
- ✓ In-app purchases to activate personalization features
- ✓ Subscription-based enterprise product

Capital Structure



Individuals (43%)
Founders, management, and board (34%)
Total (100%)
Institutional (22%)

Use of Proceeds



Working Capital / Offering Expenses ($1.0mm)
Marketing ($2.5mm)
Product Development (6.5mm)

Competitor Analysis

- DatChat's competitive advantages far surpass the multiple patents it holds, encompassing the spectrum of end-to-end encrypted messaging, complete message control after send, anti-forwarding technology, and screenshot protection
- The real value is in how it developed the technology to adapt to everyday personal and business life
- DatChat's robust yet simple privacy and social features make its application both seamless and intuitive

Company	Always Encrypted	Prevent Screenshots	Encrypted Group Chat	Self-Destruct or Add time	Nuke Feature	Message Viewed Report	Prevent Message Forwarding	Private Encrypted Social Network
DatChat	Yes	Yes	Yes	Yes	Yes	Private	Yes	Yes, First Private & Encrypted Social Network
Signal	Yes	No	Yes	No	No	Private	No	No
Telegram	No	No	No	No	No	Private	No	No
WhatsApp	Yes	No	Yes	No	No	Private	No	No
Snap	No	No	No	No	No	Private	No	No
MeWe	No	No	No	No	No	Public	No	No

Management Team



Darin Myman
Chief Executive Officer

- Co-founder and has served as CEO since 2016
- Previous CEO of Wally World Media, Inc.
- Served as CEO and a member of PeopleString's Board of Directors since its inception.
- Founded, conceptualized and patented self-destruction email for Bigstring Corp.
- Has extensive executive management and board experience having served as a co-founder CEO, and board director of BigString Corporation since 2005
- Co-founder and CEO of LiveInsurance.com



Peter Shelus
Chief Technology Officer

- Co-founder and has served as CTO since 2016
- Over 10 years of ephemeral messaging and mobile video development experience
- Pioneer and thought leader in secure messaging having developed patented technology that became a cornerstone of self-destructing messaging
- Graduate of Rutgers University with honors and a degree in Computer Science



Gabriel Daniels
Chief Information Officer

- 15years, Military (Navy & Army) Veteran, professor and cybersecurity expert
- Mr. Daniels has high-level mission critical, cyber experience working with agencies within the U.S. intelligence community, NATO, Department of Defense, and Department of Treasury.
- CASP, CEH, CND-A, CCNA-Security, Security +, ITIL, SAFe
- Mr. Daniels holds a master's degree in cybersecurity and a bachelor's degree in marketing from the University of Maryland University College and currently working on his Doctorate in cybersecurity.


@chat
blockchain
technology

THANK YOU

Darin Myman
Chief Executive Officer
dmyman@datchats.com

Benjamin Zucker
EF Hutton
bzucker@efhuttongroup.com